Exhibit 99.1

FOR IMMEDIATE RELEASE
Thursday, May 26, 2011

Media General’s Reid Ashe to Retire Dec. 31, 2011; Three Executive Appointments Announced

RICHMOND, Va. – Media General, Inc. (NYSE: MEG), a multimedia provider of broadcast television, digital media and print products, today announced that O. Reid Ashe, Jr., 62, Executive Vice President and Chief Operating Officer, will retire from the company and its Board of Directors on December 31, 2011. Media General also announced the appointment of three executive officers to new positions, effective October 1, 2011.

“Throughout a 40-year career in the media industry, Reid has distinguished himself as a leader. In the past 15 years, he has become particularly well known for leading change within our industry as it transforms itself into a true multimedia model for both journalism and sales,” said Marshall N. Morton, 65, President and Chief Executive Officer of Media General. “Media General has been fortunate to have Reid as its Chief Operating Officer since 2001. His leadership as a member of our original team in Tampa that pioneered convergence has been invaluable as we have implemented our digital media strategy. We shall miss him, and we wish Reid and his wife, Lisa, all the best,” said Mr. Morton. “We look forward to Reid’s continued leadership as we transition to a new management structure.”

On October 1, 2011, George L. Mahoney, 59, will become Vice President, Growth and Performance, an operation that was established in 2009 to further intensify the company’s focus on digital media opportunities and operational excellence initiatives. Mr. Mahoney is currently Vice President, General Counsel and Secretary. John A. Schauss, 55, will become Vice President, Market Operations, with responsibility for all of the company’s local media properties within its five geographically-focused markets. Mr. Schauss is currently Vice President, Finance and Chief Financial Officer. James F. Woodward, 51, will become Vice President, Finance and Chief Financial Officer. Mr. Woodward is currently Group Vice President, Growth and Performance.

“The appointment of these three proven leaders to their new positions will ensure continued strong, experienced and effective leadership at Media General in the years ahead. I look forward to working with each of them in their new roles, as we continue to accelerate our transition to a digital model,” said Mr. Morton.

Biographical Information

Mr. Ashe is currently serving as President of the Southern Newspaper Publishers Association and as a member of the Corporation (Board of Trustees) of the Massachusetts Institute of Technology (MIT). He is also Chairman of the Board of Directors of the YMCA of Greater Richmond. He joined Media General in 1996 as President and Associate Publisher of The Tampa Tribune and became Publisher at the beginning of 1997. He was elected to Media General’s Board of Directors in 2002. Prior to joining Media General, he had been President and Publisher of The Wichita Eagle since 1986. Mr. Ashe received a degree in electrical engineering from MIT in 1970.

Mr. Mahoney has been the company’s General Counsel and Secretary since he joined Media General in 1993. He was elected a Corporate Vice President in 2006 and leads the company’s innovation process. Prior to joining Media General, Mr. Mahoney served as Assistant General Counsel for Dow Jones & Company from 1982-1993. He worked in New York City for the law firm Satterlee & Stephens from 1978-1982, specializing in First Amendment and intellectual property matters. He holds B.A. and J.D. degrees from the University of Virginia. Mr. Mahoney has been active with a number of community organizations, including Leadership Metro Richmond. He is a former board chair of St. Christopher’s School and serves on the board of the Richmond Symphony.

Mr. Schauss has been Vice President, Finance and Chief Financial Officer since 2005. He joined Media General in 2001 as the company’s Treasurer and also has been responsible for the company’s strategic planning process. In his finance roles, Mr. Schauss has had the opportunity to learn all aspects of Media General’s operations. Prior to joining Media General, Mr. Schauss was Deputy Treasurer of George Washington University in Washington, D.C., and before that Chief Operating Officer of Eastern College in St. Davids, Pa. Mr. Schauss has also held executive-level administrative and financial positions at Tulane University in New Orleans. He received bachelor’s degrees in business administration and finance from Ball State University, and he completed MBA studies at Regent University and the University of Indianapolis. Mr. Schauss has been an active volunteer for Boys & Girls Clubs throughout his career.

Mr. Woodward has been Group Vice President, Growth and Performance, since 2009. Previously, he served as Vice President, Corporate Human Resources from 2005—2009. During his 28 years with Media General, he has served as Staff Accountant, Audit Manager, Assistant Controller of Richmond Newspapers, Manager of Human Resources Systems for the Finance Department, and as Director of Human Resources from 1999 to 2005. He received a B.S. degree in accounting from James Madison University. Mr. Woodward is a member of the J. Sargeant Reynolds Community College Foundation Board, the Executive Board for the Heart of Virginia Boy Scout Council and Leadership Metro Richmond.

About Media General

Media General is a leading provider of news, information and entertainment across multiple media platforms, serving consumers and advertisers in strong local markets, primarily in the Southeastern United States. The company is transforming itself over time to a digital media model, while continuing to effectively manage its larger, cash-producing broadcast television and print platforms. The company’s operations include 18 network-affiliated television stations and their associated websites and 23 newspapers and their associated websites. Media General operates three digital media advertising services companies: Blockdot, which specializes in interactive entertainment and advergaming technologies; DealTaker.com, a coupon and shopping website; and NetInformer, a leading provider of wireless media and mobile marketing services.

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Investor Contact:	Media Contact:
Lou Anne Nabhan	Ray Kozakewicz
(804) 649-6103	(804) 649-6748

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